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                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                    (SERP)


This Agreement entered into this 19/th/ of September, 2000, between California Steel Industries, Inc., a corporation having its principal place of business at 14000 San Bernardino Avenue, Fontana, California 92335 (hereinafter called the "Company") and Mr. Brett J. Guge (hereinafter called "Executive").

WITNESSETH:

     WHEREAS, Executive born August 24, 1954, now in the capacity of Vice-President, Administration, has been employed by the Company since May 4, 1997, and by the reason hereof has acquired experience and knowledge of considerable value to the Company; and

     WHEREAS, the Company wishes to offer an inducement to Executive to remain in its employ by compensating him beyond his regular salary for services which he has rendered or will hereafter render; and

     WHEREAS, Executive is willing to continue in the employ of the Company until his retirement;

     NOW THEREFORE, it is mutually agreed as follows:

(1) For the purpose of this agreement, the following terms have the meaning set forth below:

     a) "Full-time Employment" means employment on a full time basis with the Company or any wholly owned subsidiary thereof.

     b) "Termination of the Executive's Employment for Cause" means termination of the Executive's employment after providing the Company with materially false reports concerning the Executive's business interests or employment-related activities; making materially false representations relied upon by the Company in furnishing information to shareholders; maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owned by the Executive to the Company, misconduct causing serious violation by the Company state or federal laws; theft of Company funds or assets; conviction, in a personal criminal case (excluding traffic violations and other similar misdemeanors); poor and unacceptable performance determined by the Board of Directors of the Company.

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     c)   "Designated Beneficiary" means the person Executive designates to receive the benefit in case of his death.

     d) "Short Term Incentive" is a variable cash reward, regulated by a specific Company policy, which the Executive may receive yearly, depending on his performance during the period.

     e) "Salary" is the actual cash payment made by the Company in a consistent and permanent basis to compensate the Executive job. It excludes any variable payment such as bonus, or other indirect payments like car allowances and its related expenses like fuel and maintenance, life insurance, health plans, benefits, profit sharing, etc.

(2) Executive is currently employed by Company in the capacity of Vice President, Administration.

(3) If Executive remains in the continuous employ of Company, he shall retire from active employment with the Company on the first day of the calendar month following the month in which he reaches age sixty-five (65), that is September 1, 2019.

(4) Upon said retirement the Company, commencing the first day of the month following the date of such retirement, shall pay executive a benefit during 180 months. The monthly benefit value will be one twelfth of the multiplication of 2.5% (two and half percent) times the length of time measured in years since 1997, limited to 18 years, times Executive's average annual total compensation. The average annual total compensation means the average of its Salary plus the Short Term Incentive of the highest 3 years of the last 5 years of activity.

(5) Effective August 24, 2000, the Executive began vesting the above benefit at a rate of 4% a year, continuing yearly except for the year he turns 65, when the vesting rate will be 24%. The payment of this vested benefit will start-up at the first day of the calendar month following the month in which he reaches age sixty-five (65).

(6) If the termination of Executive's employment is on account of death prior to attaining age sixty-five (65), the Company agrees to pay the Executive's designated beneficiary a benefit, equal to his vested benefit, during 180 months.

(7) Executive always can designate a beneficiary, but in the absence of such designation, the beneficiary will be deemed to be the spouse to whom the Executive is married on the date of his death. It is the responsibility of the Executive to designate such beneficiary in writing, in form and manner satisfactory to the Company, and file such designation with the Company. The Company will issue a receipt of the designation.

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(8)  If the termination of Executive's employment is on account of a long-term disability recognized by the Social Security, the Executive will receive a benefit, upon his termination, during 180 months, equal to his vested benefit.

(9) If the death of Executive occurs after commencement of payments under paragraph four above, the Company shall continue such payment in amount and duration to the Executive's Designated Beneficiary, as if the said Executive had survived. Such designated beneficiary shall also be empowered to name in a signed written statement to Company a second beneficiary to receive the balance of payments or to have such payments paid to the state.

(10) If the termination of the Executive's employment is a Termination of the Executive's Employment for Cause as defined in Section (1)b) above, not withstanding any other provision of this Agreement , the Executive will not be entitled to receive any benefit under this Agreement.

(11) The SERP provided hereunder shall be in addition to Executive's annual salary as determined by the Board of Directors of the Company and shall not affect the right of Executive to participate in any current or future Company retirement plan or in any supplemental compensation arrangement which constitutes a part of the Company's regular compensation structure.

(12) It is agreed that neither Executive, nor his wife, nor any other Designated Beneficiary, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder which payments and the right thereto are expressly declared to be nonassignable and nontransferable; and any attempted assignment or transfer is deemed to be null and void by Company.

(13) If Company shall acquire an insurance policy or annuity contract or any other asset in connection with the liabilities assumed by it hereunder it is expressly understood and agreed that neither Executive nor any beneficiary of Executive shall have any right with respect to, or claim against such policy or other asset except as expressly provided by he terms of such policy or in the title to such other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of Executive of his beneficiaries or to be held in any way as collateral security for the fulfillment of the obligation of the Company under this agreement except as may be expressly provided by the terms of such policy of title to such other asset. It shall be and remain, a general, unpledged, unrestricted asset of the Company.

(14) In the event of a "change of control" of Company wherein the successor does not expressly assume all obligations and liabilities under the SERP, Company will pay to Executive an amount of money equal to the discounted present value of the current vested benefit. Such payment to be made in a single lump sum within 30 days of the "change of control."

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(15) The benefits under this Agreement will be independent of, and in addition to, any other Agreement that may exist from time to time between the parties hereto, or any other compensation payable by Company to Executive, whether as salary, bonus or otherwise. This Agreement will not be deemed to constitute a contract of employment between the parties hereto, nor will any provision hereof restrict the right of Company to discharge Executive, or restrict the right of Executive to terminate the Executive's employment.

(16) Payment of benefits under this agreement shall cease and there shall be no further payments if Executive becomes employed at a competing flat-rolled steel mill physically located within any of these 13 Western states:
     California, Arizona, Washington, Oregon, Alaska, Hawaii, Utah, Nevada, Montana, Wyoming, Idaho, Colorado and New Mexico.

(17) This Agreement will be governed by the laws of the State of California.

(18) This Agreement may be revoked or amended in whole or in part by a writing signed by both of the parties hereto.

     IN WITNESS WHEREOF, Company has caused this Agreement to be signed in its Corporate Name by its duly authorized officers, and impressed with its corporate seal, attested by its Secretary, and Executive has hereunto set his hand and seal, all on the day and year first above written.



ATTEST:  CALIFORNIA STEEL INDUSTRIES, INC.


By: /s/ Junsuke Takasaki                        By: /s/ C. Lourenco Goncalves
   --------------------------------------          -----------------------------
   Junsuke Takasaki                                C. Lourenco Goncalves
   Executive Vice President - Operations           President & CEO


   (Corporate SEAL)                             Executive: /s/ Brett J. Guge
                                                          ----------------------
                                                               Brett J. Guge

                                                Witness: /s/ [ILLEGIBLE]^^
                                                        ------------------------

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